Exhibit 15.1

 CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 333-140701, 333-149237, 333-159306, 333-165144, 333-172492, 333-180770, 333-187406, 333-194833, 333-203028, 333- 210420, 333-216893, 333-223838, 333-230391 and 333-237405) pertaining to the 2016 Incentive Compensation Plan of Allot Ltd., of our reports dated March 22, 2022, with respect to the consolidated financial statements of Allot Ltd., and the effectiveness of internal control over financial reporting of Allot Ltd., included in this Annual Report (Form 20-F) for the year ended December 31, 2021.

/s/ KOST FORER GABBAY & KASIERER KOST FORER GABBAY & KASIERER A Member of Ernst & Young Global	Tel Aviv, Israel March 22, 2022